Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 14, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of The Monitor Funds, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" in the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/S/ PRICE WATERHOUSE LLP
Columbus, Ohio
April 24, 1997